UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WCI Communities, Inc.

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The following press release was issued by WCI Communities, Inc. (“WCI”) on April 5, 2007.

Investor and Media Contact:  Steve Zenker

(239) 498-8066

stevezenker@wcicommunities.com

WCI COMMUNITIES BOARD OF DIRECTORS URGES SHAREHOLDERS TO REJECT ICAHN’S TENDER OFFER

Board States Offer is Financially Inadequate and Initiates Sale Process with Assistance of Goldman Sachs

Company Sets Date for Annual Meeting

BONITA SPRINGS, Fla. — April 5, 2007 — WCI Communities, Inc. (NYSE:WCI) today announced that its Board of Directors has unanimously concluded that the unsolicited tender offer by entities controlled by Carl Icahn to purchase any and all outstanding shares of WCI’s common stock is highly conditional, opportunistic and inadequate from a financial point of view to the Company’s shareholders. The Board unanimously recommends that shareholders not tender their shares pursuant to the tender offer that was commenced by Icahn Partners LP, Icahn Partners Master LP, Icahn Partners Master II LP, Icahn Partners Master III LP and High River Limited Partnership, (collectively, the “Icahn Group”).

The Board’s recommendation is found in greater detail in a Schedule 14D-9 that the Company filed today with the Securities and Exchange Commission. Shareholders are strongly urged to read the Schedule 14D-9.

“WCI’s Board of Directors believes that the Icahn tender offer is not in the best interests of all stockholders,” said Don E. Ackerman, Chairman of the Board of Directors. “We reached this conclusion after carefully considering the tender offer price and terms, as well as the advice of our financial and legal advisors. Under the circumstances, the Board exercised its fiduciary duty to all shareholders to maximize value and has initiated a comprehensive sale process with the assistance of Goldman Sachs.”

Letter to WCI Shareholders

The Company also sent the following letter to WCI’s shareholders as part of the Schedule 14D-9.

April 5, 2007

Dear Fellow Shareholders:

As most of you are aware, on March 23, 2007, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership (collectively, the “Icahn Group”) launched an unsolicited tender offer for any and all outstanding shares of WCI’s common stock at $22.00 per share, subject to a number of terms and conditions contained in the Icahn Group’s tender offer documents. After careful consideration, including a thorough review of the tender offer with our management, and independent legal and financial advisors, your Board of Directors has unanimously determined that the Icahn Group’s offer is financially inadequate and not in the best interests of WCI’s shareholders.

Accordingly, your Board of Directors recommends that you reject the Icahn Group’s offer and not tender your shares. We would like to share certain of the Board’s key reasons for its conclusions:

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First, your Board has initiated a comprehensive sale process designed to maximize value for all shareholders pursuant to which all potential buyers, including the Icahn Group, will be treated equally, without unfair advantages provided to any buyer. While under other circumstances a sale at this time might not have been the preferred alternative, especially given the softness of the real estate environment, the Icahn Group’s unsolicited tender offer, which the Board has found financially inadequate and structurally coercive, has caused the Board to choose to explore this alternative in an effort to maximize shareholder value for all shareholders. The Board believes that other offers or alternatives to the Icahn Group’s offer may emerge that provide shareholders with greater value than $22.00 per share. No assurance can be given that a sale transaction will be announced or consummated by the company. The Icahn Group’s offer is disruptive to this process.

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Second, we believe the Icahn Group’s offer is not in your best interests but rather, highly advantageous to the Icahn Group. The Icahn Group opportunistically timed its offer during a cyclical downturn and recent downward pressure on our stock, and it seeks to acquire WCI at an inadequate price before (1) the full impact of the settlement by the Company of its capped call options that provide the Company with the right to purchase up to 5 million shares at an average price of $13.63 per share in September and October 2007, subject to certain conditions, which could substantially increase the Company’s value per share and (2) the anticipated collection of approximately $1 billion of outstanding contracts in 2007 are reflected in WCI’s results of operations and share price.

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Third, the Board believes that the Icahn Group’s offer is structurally coercive to WCI’s shareholders. The offer is predicated on the removal of existing shareholder protection devices that have been put in place to ensure all shareholders receive fair and equal treatment. The Icahn Group’s offer does not contemplate a back-end merger transaction for shares that are not tendered, does not offer post-offer protections to the minority shareholders, nor sufficiently address the potential impact of a change of control on the Company’s indebtedness. The Icahn Group’s offer enumerates many post-tender consequences that may significantly affect the liquidity and value of the minority shares. As a result of the foregoing, a shareholder may feel compelled to tender shares into the offer which the shareholder may consider inadequate.

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Fourth, the Board determined, with the assistance of Goldman, Sachs & Co., that the Icahn Group’s offer is inadequate, from a financial point of view, to the Company’s shareholders. The Board believes the offer of $22.00 per share does not recognize the value of the Company’s extensive and well-positioned real estate assets nor its significant brand reputation.

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Fifth, the premium in the Icahn Group’s offer is below recent change of control premium levels. Icahn Group’s premium of 16% from the last trading day prior to the public announcement of the Icahn’s Group plan to launch an unsolicited tender offer is well below the average premium paid of 28% in all-cash transactions from 2004 to 2006.

•	Sixth, the Icahn Group’s offer is highly conditional, predicated on 14 conditions in total, which creates significant uncertainty that the offer would ever be completed.

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Seventh, the Icahn Group has not presented any plan or proposal to shareholders that would suggest it intends or has the capability to deliver superior value to all shareholders. Your Board has both experience and a plan for all shareholders.

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Eighth, none of WCI’s directors or executive officers has accepted or intends to accept the Offer. The Board of Directors and management are committed to maximizing shareholder value for all of our shareholders by managing a comprehensive sale process for the entire Company, as well as overseeing the management of the Company’s business while the process is ongoing.

The enclosed Solicitation/Recommendation Statement on Schedule 14D–9 contains a detailed description of the reasons for your Board of Directors’ recommendation and the factors considered by the Board. We urge you to read the Solicitation/Recommendation Statement carefully so that you will be fully informed before you make your decision. If you have questions or need assistance, please call Innisfree M&A Incorporated at (888) 750-5834.

We greatly appreciate your continued support and encouragement. Thank you.

Sincerely,

/s/ Don E. Ackerman

Don E. Ackerman Chairman of the Board of Directors

/s/ Jerry L. Starkey

Jerry L. Starkey President and Chief Executive Officer

Annual Meeting of Shareholders

WCI today announced that its Annual Meeting of Shareholders is scheduled for June 15, 2007. The record date for the determination of shareholders entitled to receive notice of and vote at the meeting is April 30, 2007. The meeting will be held beginning at 10:00 AM EDT at the Hyatt Regency Coconut Point, 5001 Coconut Road, Bonita Springs, FL 34135. For questions regarding the meeting, please contact WCI at (239) 444-5039.

The Company wants to remind shareholders that if they want to vote their shares but have loaned them out, they should seek to recall those shares and reclaim the voting rights prior to the record date. Those actions may take substantial time to accomplish so shareholders are encouraged begin the process well in advance of the record date.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build about 20,000 traditional and tower homes.

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For more information about WCI and its residential communities visit www.wcicommunities.com.

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Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; lack of visibility in the marketplace and inability to gauge timing of market turnarounds; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI filed a preliminary proxy statement in connection with its 2007 annual meeting of shareholders on Thursday, April 5, 2007. WCI shareholders are strongly advised to read the preliminary proxy statement as well as the definitive proxy statement when it becomes available, as each contains important information. Shareholders can obtain the preliminary proxy statement, and the definitive proxy statement when it becomes available, and any amendments or supplements to the proxy statements and other documents filed by WCI with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the preliminary proxy statement, and the definitive proxy statement when it becomes available, and any amendments and supplements to the proxy statements are also available for free at WCI’s Internet website at www.wcicommunities.com or by writing to WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 toll-free or by email at info@innisfreema.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of WCI’s shareholders is available in the preliminary proxy statement filed on Form 14A with the SEC on Thursday, April 5, 2007.

Important Legal Information

This communication has been made public by WCI Communities, Inc. Shareholders are urged to read the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (including each exhibit thereto), which was filed by WCI with the SEC on April 5, 2007, and all amendments thereto, as they contain important information. Copies of the Solicitation/Recommendation Statement (including all exhibits and amendments thereto) are, and other public filings made from time to time by WCI with the SEC which are related to the offer (the “Offer”) by Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, will be, available without charge at the SEC’s Internet website at www.sec.gov or at WCI’s Internet website at www.wcicommunities.com.